Atlanta, Georgia

February 2, 2006

PRESS RELEASE

FOR IMMEDIATE RELEASE

Cagle's Inc. Results for Third Quarter and Nine Months

Ended December 31, 2005

Cagle's Inc. today reported the following results for its third quarter ended December 31, 2005.

Net income for the third quarter of fiscal 2006 was a loss of $.5 million, or ($.11), per diluted share as compared with a net income of $.1 million, or $.02, per diluted share for the third quarter of fiscal 2005. For the first 39 weeks of fiscal 2006 net income was $2.6 million or $.54 per diluted share as compared with a net income of $9 million or $1.90 per diluted share for the first 40 weeks of fiscal 2005.

Revenues for the third quarter of our current fiscal year were 8.98% higher than the third quarter of fiscal 2005 reflecting an increase in pounds marketed of 15.18% offset by sales prices which were 5.95% lower per pound. Revenues for the first 39 weeks of fiscal 2006 were 1.82% lower comprised of 16.36% more pounds sold at a price 15.62% lower than the first 40 weeks in fiscal 2005.  Cost of sales rose 12.04% for the third quarter and 3.73% for the first 39 weeks of fiscal 2006 versus the comparable periods of fiscal 2005, indicative of the increased volumes processed at our facilities. Energy cost increased for the third quarter and first 39 weeks of fiscal 2006 by 35.5% and 26.3% respectively.

Avian Influenza has severely impacted our industry, both domestically and internationally. The influenza has affected demand in our industry’s overseas markets resulting in lower pricing and dramatically increased cold storage inventory domestically. Cagle’s has taken exhaustive precautions to prevent an influenza occurrence within our Company’s flocks and continues to participate in the National Poultry Improvement Plan (NPIP) which includes monitoring and testing of our birds for Avian Influenza. We expect to see a recovery in demand and pricing as education throughout our markets continues assuring our customers of the value and safety of our Country’s product.

Cagle's Inc.

/s/  J. Douglas Cagle

J. Douglas Cagle

Chairman, CEO

Forward-Looking Statements:

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Cagle's Inc. and its management are forward looking statements. It is important to note that the actual results could differ materially from those projected. Factors that could cause actual results to differ materially from those project in such forward-looking statements include: additional outbreaks of avian influenza or other diseases affecting the production performance and/or marketability of the Company’s poultry products; matters affecting the poultry industry in general, including fluctuations in the commodity prices of feed ingredients and chicken; contamination of our products leading to product liability claims and recalls; exposures to risks related to property damage and injuries to persons for which insurance is limited and potentially inadequate; management of our cash resources, particularly in light of our substantial leverage; trade barriers; changes in laws or regulations affecting our operations as well as competitive factors and pricing pressures; and the impact of uncertainties of litigations as well as other risk factors.

Cagle's Inc.
Consolidated Statements of Income (in thousands except per share amounts)

	13 Weeks Ended		39 Weeks Ended	40 Weeks Ended
	December 31, 2005	January 1, 2005	December 31,2005	January 1, 2005
Net Sales	$ 59,495	$ 54,594	$ 182,386	$ 185,767
Cost and Expenses:
Cost of Sales	57,942	51,715	170,542	164,412
Selling & Delivery, and General & Admin	3,344	3,053	10,096	9,229
Total Cost and Expenses	61,286	54,768	180,638	173,641

Operating Profit (Loss)	-1,791	-174	1,748	12,126
Other Income (Expense):
Interest Expense	-562	-653	-1,784	-2,004
Other Income (Expense), net	503	65	1,122	736
Total Other Income (Expense),net	-59	-588	-662	-1,268

Equity in Earnings of Unconsolidated Affiliates	1,015	941	2,917	3,173
Profit (Loss) before Income Taxes	-835	179	4,003	14,031

Income Tax Expense (Benefit)	-301	64	1,441	5,036
Net Profit (Loss)	$ (534)	$ 115	$ 2,562	$ 8,995
Net Profit (Loss) per Share	$ (0.11)	$ 0.02	$ 0.54	$ 1.90

Cagle's Inc.
Condensed Consolidated Balance Sheet (in thousands)

ASSETS	December 31, 2005	April 2, 2005

Current Assets	$ 35,338	$ 32,687

Investments in Affiliates	8,064	6,105

Other Assets	8,277	11,000

Property, Plant, and Equipment (net)	44,486	44,500

TOTAL ASSETS	$ 96,165	$ 94,292

LIABILITIES & STOCKHOLDER'S EQUITY

Current Maturities of Long-term Debt	$ 3,476	$ 3,476
Trade Accounts Payable	12,863	11,563
Other Current Liabilities	5,714	6,438
Total Current Liabilities	22,053	21,477

Long-Term Debt	25,743	26,534

Other Non-current Liabilities	-	475

Total Stockholders Equity	48,369	45,806

TOTAL LIABILITIES & STOCKHOLDERS EQUITY	$ 96,165	$ 94,292